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                                                                      EXHIBIT 99


PRESS RELEASE                                      [LOGO]

                                                      NOVACARE INC.
                                                      1016 West Ninth Avenue
                                                      King of Prussia, PA  19406
                                                      (610) 992-7200
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FOR IMMEDIATE RELEASE         Analyst              Carol J. Klein
                              Contact:             Vice President,Communications
                                                   (610) 992-7240


                  NOVACARE ANNOUNCES SALE OF HOSPITAL DIVISION

KING OF PRUSSIA, Pa., February 6, 1995 -- NovaCare, Inc. (NYSE: NOV) today announced a definitive agreement to sell its Medical Rehabilitation Hospital Division to HEALTHSOUTH Corporation (NYSE: HRC), Birmingham, Ala. Under the terms of the agreement, HEALTHSOUTH will pay NovaCare total consideration of approximately $235 million, including approximately $215 million of cash and $20 million of assumed debt.

"In recent months we have witnessed the rapid growth of managed care in the acute rehabilitation hospital setting," said John H. Foster, NovaCare chairman and chief executive officer. "The most successful hospital companies in this environment will be those with a significant national presence, able to take advantage of economies of scale and national contracting opportunities. While our rehabilitation hospitals have been very profitable, our expertise is in providing rehabilitation services in less capital-intensive settings and on managing subacute and rehabilitation programs for other health care companies."

"This transaction is a win-win for both companies, our shareholders and employees," he added. "We will realize a substantial gain. Our hospital employees will be joining a company that is the recognized leader in acute inpatient rehabilitation with an expanding national presence. HEALTHSOUTH is acquiring state-of-the-art hospitals and an exceptional group of talented and dedicated employees."

"We will use the proceeds of this transaction to build NovaCare's leading market share positions in our other rehabilitation businesses and to pay down debt," said Timothy E. Foster, NovaCare's president and chief operating officer.

The transaction is subject to certain regulatory approvals and a U. S. Justice Department review under the Hart-Scott-Rodino Act and is expected to close early in NovaCare's fiscal fourth quarter.

NovaCare, Inc. is the leading rehabilitation management services company in the United States and the nation's largest employer of rehabilitation professionals. NovaCare's 10,000 clinicians treat nearly 40,000 patients each day in nursing facilities, acute care and rehabilitation hospitals, outpatient clinics and orthotic and prosthetic patient care centers. Rehabilitation therapy and subacute services are provided both directly and under contract with other health care facilities in 43 states.

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